ONO PHARMACEUTICAL CO., LTD.

8-2, Kyutaromachi 1-Chome, Chuo-ku, Osaka-shi 541-8564, JAPAN

TEL : 81-6-6263-5670 FAX : 81-6-6263-2976

November 7, 2022

Fate Therapeutics, Inc.

Corporate Headquarters

12278 Scripps Summit Drive

San Diego, CA 92131

United States of America

Attention: Mr. Scott Wolchko

Re: Amendment to Collaboration and Option Agreement with respect to Collaboration Candidate 2

Dear Mr. Scott Wolchko:

Reference is made to Collaboration and Option Agreement dated September 14, 2018 (the “Agreement”) entered into by FATE Therapeutics, Inc. (“FATE”) and Ono Pharmaceutical Co., Ltd. (“ONO”), as amended to date. Unless otherwise expressly defined in this letter agreement (the “Amendment”), the defined terms used or referenced herein have the meaning ascribed to such terms in the Agreement. The Amendment shall be effective on November 7, 2022 (“Amendment Effective Date”).

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound to amend certain terms of the Agreement, as expressly provided in this Amendment, agree as follows:

1.
ONO hereby exercise the ONO Option for Collaboration Candidate 2;

2.
FATE shall be deemed to have exercised, and hereby does exercise, the CDCC Option with respect to Collaboration Candidate 2; and

3.
the exercise of the ONO Option for Collaboration Candidate 2 and the exercise of the CDCC Option with respect to Collaboration Candidate 2 both shall be effective as of the Amendment Effective Date.

This Amendment together with the Agreement (incorporating all schedules and exhibits) constitutes the entire agreement between the Parties relating to its subject matter. Each Party represents and warrants to the other Party as of the execution of this Amendment, that (i) such Party has taken all necessary action on its part required to authorize the execution and delivery of this Amendment and the performance of its obligations hereunder, and this Amendment constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with the terms and conditions hereof; and (ii) the execution, delivery and performance of this Amendment by such Party (a) will not constitute a default under, or conflict with, any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, (b) violate any Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and (c) is not prohibited or limited by, and shall not result in the breach of or a default under, any provision of the certificate or articles of incorporation or bylaws of such Party. Any breach of the foregoing representation and warranty will be deemed to be a breach of the Agreement.

Save as explicitly amended by this Amendment, all other terms, conditions and provisions of the Agreement will continue in full force and effect in accordance with the terms set forth therein. In the event of a conflict of terms between this Amendment and the Agreement, the terms of this Amendment shall control. Signatures transmitted via PDF shall be treated as original signatures.

Sincerely,

ONO Pharmaceutical Co., Ltd.

By: /s/ Toichi Takino

Name: Toichi Takino, Ph.D.

Title: Member of the Board of Directors,

Senior Executive Officer/Executive Director, Discovery & Research

Accepted and agreed by:

FATE Therapeutics, Inc.

By: /s/ J. Scott Wolchko

Name: Scott Wolchko

Title: President & Chief Executive Officer